Exhibit 10(i)

AMENDED AND RESTATED

MANAGEMENT CONTINUITY AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT CONTINUITY AGREEMENT (the “Agreement”) between Darden Restaurants, Inc., a Florida corporation (the “Corporation”), and                      (the “Executive”) is hereby entered into as of                     , amends and restates the original Management Continuity Agreement between the Corporation and the Executive dated as of                      (the “Original Agreement”), and is effective as of the date hereof.

WITNESSETH:

WHEREAS, the Corporation wishes to attract and retain well-qualified executive and key personnel and to assure both itself and the Executive of continuity of management in the event of any Change of Control (as defined in Section 2) of the Corporation;

WHEREAS, the Corporation and the Executive wish to amend and restate the Original Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Corporation and the Executive as follows:

1. Operation of Agreement. The “Effective Date” of this Agreement shall be the date during the Contract Period (as defined in Section 3) on which a Change of Control occurs.

2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the

Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this Section 2, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company controlled by, controlling or under common control with the Corporation (an “Affiliated Company”) or (D) any acquisition pursuant to a transaction that complies with Sections 2(c)(i), 2(c)(ii) and 2(c)(iii);

(b) Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Corporation (the “Board”); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or securities of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

3. Contract Period. The “Contract Period” is the period commencing on the date hereof and ending on the second anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each anniversary of such date (the date one year after the date hereof, and each anniversary of such date, is hereinafter referred to as the “Renewal Date”), the Contract Period shall be automatically extended so as to terminate two years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Corporation shall give notice to the Executive that the Contract Period shall not be so extended.

4. Certain Definitions.

(a) Cause. The Executive’s employment may be terminated for Cause if a majority of the Board, or if the Corporation is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Corporation (the “Applicable Board”) (excluding the Executive, if the Executive is a member of the Applicable Board), after the Executive shall have been afforded a reasonable opportunity to appear in person together with counsel before the Applicable Board and to present such evidence as the Executive deems appropriate, determines that Cause exists. For purposes of this Agreement, “Cause” means (i) an act or acts of fraud or misappropriation on the Executive’s part which result in or are intended to result in his or her personal enrichment at the expense of the Corporation and which constitute a criminal offense under State or Federal laws or (ii) conviction of a felony.

(b) Good Reason. For purposes of this Agreement, “Good Reason” means:

(i) without the express written consent of the Executive (A) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the Effective Date of this Agreement or (B) any other substantial adverse change in such position (including titles), authority or responsibilities; or

(ii) any failure by the Corporation to furnish the Executive with base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits at a level equal to or exceeding those received by the Executive from the Corporation during the 90-day period preceding the Effective Date of this Agreement, other than (A) an insubstantial and inadvertent failure remedied by the Corporation promptly after receipt of notice thereof given by the Executive or (B) with respect to aggregate employee benefits only, any such failure resulting from an across-the-board reduction in employee benefits applicable to all similarly situated employees of the Corporation generally; or

(iii) the Corporation’s requiring the Executive to be based or to perform services at any office or location more than 30 miles from the office or location at which the Executive was based as of immediately prior to the Effective Date of this Agreement, except for travel reasonably required in the performance of the Executive’s responsibilities; or

(iv) any failure by the Corporation to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 10(b); or

(v) any failure by the Corporation to deposit amounts in the Trust in accordance with Section 9.

For purposes of this Section 4(b), any determination of “Good Reason” made by the Executive shall be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.

(c) Disability. “Disability” means a physical or mental disability which materially interferes with the capacity of the Executive in fulfilling his or her responsibilities and which will qualify the Executive for disability benefits under the Corporation-sponsored plan in which the Executive participates.

(d) Notice of Termination. Any termination by the Corporation for Cause or by the Executive for Good Reason or otherwise shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which: (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined in Section 4(e)) is other than the date of receipt of such notice, specifies such date, which shall be not more than 30 days after the giving of such notice.

(e) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein (which date shall be not more than 30 days after giving such notice), as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the “Code”), and the date on which such separation from service takes place shall be the “Date of Termination.”

5. Obligations of the Corporation upon Termination of Employment.

(a) Good Reason and other than for Cause, Death or Disability. If, within two years after the Effective Date of this Agreement, (x) the Corporation terminates the Executive’s employment for any reason other than for Cause, death or Disability or (y) the Executive terminates employment for Good Reason:

(i) the Corporation shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

(A) if not theretofore paid, the Executive’s annual base salary through the Date of Termination at the rate in effect at the time the Notice of Termination was given without giving effect to any reduction thereof that would constitute grounds for a resignation for Good Reason (the “Accrued Base Salary”), plus an amount equal to the product of (1) the Average Bonus (as defined in Section 5(a)(i)(B)(2)), and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365 (such amount, the “Pro Rata Bonus”); and

(B) three times the sum of (1) the Executive’s annual base salary at the rate in effect at the time the Notice of Termination was given (without giving effect to any reduction thereof that would constitute grounds for a resignation for Good Reason) (the “Annual Base Salary”) and (2) an amount equal to the average bonus paid to the Executive by the Corporation or its predecessor in any of the three fiscal years prior to the Date of Termination (or for such lesser number of full fiscal years prior to the Date of Termination for which the Executive was eligible to earn such a bonus, and annualized in the case of any pro rata bonus earned for a partial fiscal year) (such amount, the “Average Bonus”); provided, however, that if the Executive has not been eligible to earn such a bonus for any period prior to the Date of Termination, the “Average Bonus” shall mean the Executive’s target annual bonus for the year in which the Date of Termination occurs; and

(C) an amount equal to the excess of (i) the amount of the Corporation or an Affiliated Company’s (as applicable) contributions under the Corporation’s FlexComp Plan (or similar qualified defined contribution plans and any excess or supplemental defined contribution plans sponsored by an Affiliated Company, if applicable to Executive) in which the Executive participates as of the Date of Termination (or, if more favorable to the Executive, the plans as in effect immediately prior to the Effective Date) (collectively, the “Savings Plans”) that the Executive would receive if the Executive’s employment continued for three years following the Date of Termination (the “Continuation Period”), assuming for this purpose that (1) the

Executive’s benefits under such plans are fully vested and that the Executive had retired at the age that the Executive would have attained at the end of the Continuation Period; (2) the Executive’s compensation during each year of the Benefits Period is equal to the Annual Base Salary and the Average Bonus, and such amounts are paid in equal installments ratably over each year of the Continuation Period; (3) the Executive received an annual bonus with respect to the year in which the Date of Termination occurs equal to the amount of the Pro Rata Bonus, only to the extent that an accrual in respect of the compensation described in this clause (3) has not already been credited to the Executive under the Savings Plans; (4) the amount of any employer contributions is equal to the average amount contributed by such employer under the terms of the applicable Saving Plans during the three years immediately prior to the year in which the Date of Termination occurs (or for such lesser number of full fiscal years prior to the Date of Termination for which the Executive was eligible to receive employer contributions under the applicable Savings Plans, and annualized in the case of any employer contribution in respect of a partial fiscal year) for a participant whose compensation is as provided in clauses (2) and (3) above; and (5) to the extent that the Corporation’s contributions are determined based on the contributions or deferrals of the Executive, disregarding the Executive’s actual contributions or deferral elections as of the Date of Termination and assuming that the Executive had elected to participate in the Savings Plans and to defer that percentage of annual base salary and/or annual bonuses under the Savings Plans equal to the average amount contributed by the Executive under the applicable

Saving Plans during the three full fiscal years immediately prior to the year in which the Date of Termination occurs (or for such lesser number of full fiscal years prior to the Date of Termination for which the Executive was eligible to participate in the Savings Plans, and annualized in the case of any employer contribution in respect of a partial fiscal year) over (ii) the Executive’s actual benefit (paid or payable), if any, under the Savings Plans as of the Date of Termination;

(ii) For three years following the Date of Termination (the “Benefits Period”), the Corporation shall provide the Executive and his spouse and dependents with medical, dental, and vision coverage (the “Health Care Benefits”) and life insurance benefits no less favorable than those provided by the Corporation for the Executive and his spouse and dependents at any time during the 90-day period immediately preceding the Effective Date of this Agreement, provided, however, that if as of the Date of Termination the Executive would not qualify for post-retirement benefits under the Corporation’s retiree welfare plans and programs then in effect during such 90-day period for the reason that the Executive has not reached his 55th birthday, the Executive shall nevertheless be entitled to post-retirement benefits no less favorable than the benefits for which the Executive would have qualified under the Corporation’s retiree welfare plans and programs if the Executive was of the age of 55 at the Date of Termination; provided, further, however, that the Health Care Benefits shall be provided during the Benefits Period in such a manner that such benefits are excluded from the Executive’s income for federal income tax purposes. The receipt of the Health Care Benefits shall be conditioned upon the Executive continuing to pay the Applicable COBRA Premium (as defined below) with respect to the level of coverage that the Executive has elected for the Executive and his spouse and dependents; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive health care benefits under another employer-provided plan, the Health Care Benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility. During the portion of the Benefits Period in which the Executive and his spouse and dependents continue to receive Health Care Benefits under the Corporation’s Health Care Benefits plans, the Corporation shall pay to the Executive a monthly amount equal to the Applicable COBRA Premium in respect of the maximum level of coverage in effect for the Executive and/or his spouse at the Date of Termination, which payment shall be paid in advance on the first payroll day of each month, commencing with the month immediately following the Executive’s Date of Termination. For purposes of this Provision, “Applicable COBRA Premium” means the monthly premium in effect from time to time for coverage provided to former employees of the Corporation under Section 4980B of the Code and the regulations thereunder with respect to a particular level of coverage. The period during which the Executive receives Health Care Coverage pursuant to this Section 5(a)(ii) shall run concurrent with the period during which the Executive may otherwise be eligible for continued health coverage as required by Section 4980B of the Code or other applicable law (“COBRA Coverage”), and the Corporation shall take such actions as are necessary to cause such COBRA Coverage to be offset by the provision of the Health Care Coverage during the Benefits Period.

Notwithstanding the foregoing provisions of Section 5(a), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation as in effect on the Date of Termination (a “Specified Employee”)), amounts and benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable or provided under Section 5(a) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Date of Termination, or provided on the first business day after the date that is six months following the Executive’s Date of Termination (the “Delayed Payment Date”).

(b) Death or Disability. If, within two years after the Effective Date of this Agreement, the Executive’s employment is terminated by reason of the Executive’s death or Disability, the Corporation shall provide the Executive with the Accrued Base Salary and the Pro-Rata Bonus within 30 days of the Date of Termination, and shall have no other severance obligations under this Agreement; provided, however, that if the Executive is a Specified Employee, the Pro Rata Bonus shall be paid to the Executive (or the Executive’s estate or beneficiaries, as applicable) on the Delayed Payment Date.

(c) By the Executive other than for Good Reason or by the Corporation for Cause. If, within two years after the Effective Date of this Agreement, (x) the Executive’s employment is terminated by the Corporation for Cause or (y) the Executive voluntary terminates of his employment other than for Good Reason, the Corporation shall provide the Executive with the Accrued Base Salary within 30 days of the Date of Termination, and shall have no other severance obligations under this Agreement.

6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive deferred compensation or other plan or program provided by the Corporation or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any employment, stock option, performance stock units or other agreements with the Corporation or any of its Affiliated Companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement, and shall not in any manner be included in the determination of benefits calculated under Section 5. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Corporation or the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or substitute plans adopted by the Corporation, the Affiliated Companies or their respective successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Corporation and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

7. Full Settlement. The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others or by any amounts received by Executive from others. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as specifically provided in Sections 5(a)(ii) or 8, such amounts shall not be reduced whether or not the Executive obtains other employment. Subject to the provisions of Section 9, the Corporation agrees to pay as incurred (within ten days following the Corporation’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur at any time from the Change of Control through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Change of Control) as a result of any contest (regardless of the outcome thereof) by the Corporation, the Executive or others of the validity or enforceability of, or liability under any provision of this Agreement or any guarantee of performance thereof, in each case plus interest, compounded monthly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of the “Prime Rate” as reported in the Wall Street Journal determined as of the date such legal fees and expenses were incurred plus 5%. Any payments related to reimbursements for legal fees and expenses in accordance with this Section 7 shall be made before the end of the Executive’s taxable year following the taxable year in which such fees and expenses are incurred by the Executive, provided, however, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Corporation is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Corporation is obligated to pay in any other calendar year, and the Executive’s right to have the Corporation pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

8. Certain Reduction of Payments by the Corporation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that Ernst & Young LLP or such other nationally recognized accounting firm as shall be designated by the Executive (the “Accounting Firm”) shall determine that receipt of all payments or distributions in the nature of compensation to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise (“Payments”) would subject the Executive to tax under Section 4999 of the Code, the Accounting Firm shall determine whether to the Payments paid or payable pursuant to this Agreement the (“Agreement Payments”) shall be reduced (but not below zero) to meet the definition of Reduced Amount. The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Net After-Tax Receipt (as defined below) of unreduced aggregate Payments would be equal to or less than 110 percent of the Net After-Tax Receipt of the aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Executive shall receive all Agreement Payments to which Executive is entitled under this Agreement.

(b) If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Corporation shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting

Firm under this Section 8 shall be binding upon the Corporation and the Executive and shall be made as soon as reasonably practicable and in no event later than 5 business days following the Effective Date, or such later date on which there has been a Payment. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the Agreement Payments, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 5(a)(i)(A); (ii) Section 5(a)(i)(B); and (iii) Section 5(a)(i)(C). All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 shall be borne by the Corporation. To the extent requested by the Executive, the Corporation shall cooperate with the Executive in good faith in valuing services provided or to be provided by the Executive (including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Corporation (within the meaning of Q&A-2(b) of Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of Section 280G of the Code in accordance with Q&A-5(a) of Section 280G of the Code.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the

Corporation to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Corporation or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Corporation together with Interest; provided, however, that no amount shall be payable by the Executive to the Corporation if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Corporation to or for the benefit of the Executive together with Interest.

(d) For purposes of this Section 8, the following terms have the meanings set forth below:

(i) “Reduced Amount” shall mean $1000.00 less than the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to this Section 8, and

(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).

9. Trustee.

(a) The Corporation has entered into a Benefits Trust Agreement dated as of October 3, 1995 (as amended from time to time, the “Trust Agreement”) with Wells Fargo Bank, National Association, as successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association, as trustee (the “Trustee”) to hold assets of the Corporation under certain circumstances as a reserve for the discharge of the Corporation’s obligations under this Agreement and certain plans of deferred compensation of the Corporation. Within five business days after the event of a Change of Control as defined in Section 2 hereof, the Corporation shall be obligated to contribute such amounts to the trust created under the Trust Agreement (the “Trust”) as may be necessary to fully fund all benefits payable under this Agreement, and the Executive shall have the right to demand and secure specific performance of this provision; provided, however, that under no circumstances (i) will the Corporation fund or be obligated to fund the Trust, solely to the extent that and solely for so long as, doing so would result in taxable income to the Executive by reason of Section 409A(b) of the Code or (ii) will any Trust assets at any time be located or transferred outside of the United States (within the meaning of Section 409A(b) of the Code), and for the avoidance of doubt, if funding the Trust is prohibited under the foregoing clause (i) at the time of the Change of Control, the Corporation shall fund the Trust at the earliest time after the Change of Control, if any, that funding the Trust would not result in taxable income to the Executive by reason of Section 409A(b) of the Code. All assets held in the Trust shall remain subject only to the claims of the Corporation’s general creditors whose claims against the Corporation are not satisfied because of the Corporation’s bankruptcy or insolvency (as those terms are defined in the Trust Agreement). The Executive shall not have any preferred claim on, or beneficial ownership interest in, any assets of the Trust before the assets are paid to the Executive and all rights created under the Trust, as under this Agreement, are unsecured contractual claims of the Executive against the Corporation. Except in the case of a breach of fiduciary duty by the Trustee, (A) neither the Executive nor the Executive’s legal representatives, heirs or legatees shall have any claim or right of action against the Trustee for the performance of its duties under the Trust or the payment of the Corporation’s obligations under this Agreement, and (B) except as provided in Section 7 hereof, the Corporation shall not be liable for the payment of any legal fees or expenses incurred by the Executive or his or her legal representatives, heirs or legatees in pursuing any such action or claim against the Trustee. All charges, fees and expenses of the Trustee shall be paid by the Corporation.

(b) In the event the funding of the Trust described in Section 9(a) does not occur, upon written demand by the Executive given at any time after a Change of Control occurs, the Corporation shall deposit within five business days of receipt of such written demand in another trust (“Alternative Trust”) with an institutional trustee designated by the Executive in such demand (“Institutional Trustee”) amounts which may become payable to the Executive pursuant to this Agreement with irrevocable instructions to pay amounts to the Executive when due in accordance with the terms of this Agreement, provided, however, that the Alternative Trust shall, like the Trust, remain subject only to the claims of the Corporation’s general creditors whose claims against the Corporation are not satisfied because of the Corporation’s bankruptcy or insolvency (as those terms are defined in the Trust Agreement); provided, further, however, that under no circumstances (i) will the Corporation fund or be obligated to fund the Alternative Trust, solely to the extent that and solely for so long as, doing so would result in taxable income to the Executive by reason of Section 409A(b) of the Code or (ii) will any Alternative Trust assets at any time be located or transferred outside of the United States (within the meaning of Section 409A(b) of the Code), and for the avoidance of doubt, if funding the Alternative Trust is prohibited under the foregoing clause (i) at any time after the Change of Control, the Corporation shall fund the Alternative Trust at the earliest time after the Change of Control, if any, that funding the Trust would not result in taxable income to the Executive by reason of Section 409A(b) of the Code. All charges, fees and expenses of the Institutional Trustee shall be paid by the Corporation. The Institutional Trustee shall be entitled to rely conclusively on the Executive’s written statement as to the fact that payments are due under this Agreement and the amount of such payments. If the Institutional Trustee is not notified that payments are due under this Agreement within two years and 60 days after receipt of a deposit hereunder, all amounts deposited with the Institutional Trustee and earnings with respect thereto shall be delivered to the Corporation on demand.

10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Corporation shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs and legatees.

(b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock or otherwise, by an agreement in form and substance satisfactory to the Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place. “Corporation” means the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications shall be addressed as follows:

If to the Executive:

At the most recent address on file at the Corporation.

If to the Corporation:

Darden Restaurants, Inc.

5900 Lake Ellenor Drive

Orlando, Florida 32809

Attn.: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Corporation may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) This Agreement contains the entire understanding with the Executive with respect to the subject matter hereof, and from and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement. Notwithstanding and in addition to the foregoing, in order to comply with Section 409A of the Code, if the Executive becomes entitled to receive any severance payments or benefits pursuant to any other agreement between the parties in connection with the termination of the Executive’s employment effective as of any time other than within two years after the Effective Date of this Agreement, the payment of such severance payments or benefits shall be delayed until the Delayed Payment Date.

(f) The Executive and the Corporation acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Corporation, the employment of Executive by the Corporation is “at will” and, subject to Section 1, may be terminated by either the Executive or the Corporation at any time prior to the Change of Control, in which case the Executive shall have no further rights under this Agreement. Nothing contained in the Agreement shall affect such rights to terminate, provided, however, that nothing in this Section 11(f) shall prevent the Executive from receiving any amounts payable pursuant to Section 5(a) or Section 5(b) of this Agreement in the event of a termination described in such Section 5(a) or 5(b).

12. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. In no event whatsoever will the Corporation be liable for any additional tax, interest or penalties that may be imposed on the Executive under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “a deferred compensation plan” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, (a) in no event shall reimbursements by the Corporation under this Agreement be made later than the last day of the calendar year next following the calendar year in which the expense was incurred, provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (b) the amount of any reimbursement (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) or in-kind benefits that the

Corporation is obligation to pay or provide during a given calendar year shall not affect the amount of reimbursement or in-kind benefits that the Corporation is obligation to pay or provide in any other calendar year; (c) the Executive’s right to have the Corporation pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall the Corporation’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Change of Control).

IN WITNESS WHEREOF, the Executive has hereunto set his or her hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunder affixed and attested by its secretary or assistant secretary, all as of the day and year first above written.

DARDEN RESTAURANTS, INC.

By
Executive
Its

ATTEST:

Secretary

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